SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
PL Capital Defined Benefit Plan
Robin Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AN OPEN LETTER TO THE EMPLOYEES OF CFS BANCORP, INC.

April 15, 2010

Dear CFS Bancorp, Inc. Employee:

We have read with great concern the letter written by Mr. Prisby and Mr. Blaine dated April 9, 2010. In that letter, Mr. Prisby and Mr. Blaine have unfortunately attempted to deflect shareholder attention from what this proxy contest is, and should be, all about. Make no mistake, this proxy contest is about the lack of urgency in the board room to improve financial performance, and is not a reflection on the work ethic of the employees. Shame on Mr. Blaine and Mr. Prisby for trying to drag the employees into this proxy contest! This is just another example of how your board of directors just does not get it.

We believe their letter is just a desperate attempt to collect votes and deflect the blame off themselves for such disastrous financial results. We are professional bank stock investors, we do not want to engage in proxy contests. This is not fun for us. However, if we believe a bank can perform better with changes in the board room, we have an obligation to push for change. If the bank performs better, the employees win in the long run.

We believe that employee morale is key to a successful banking institution. We also believe that, the best place to work is a bank that is outperforming its peers. We are dedicated to working hard to help make CFS Bancorp a company that outperforms it peers.

Thank you for your time and patience in dealing with these unsettling times. In the meantime, feel free to call or email either of us at anytime.

Sincerely,

Richard Lashley	John W. Palmer
Principal	Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Adams Bldg.	Suite 22
Chatham, NJ 07928	Naperville, IL 60540
(973) 360-1666	(630) 848-1340
(973) 360-1720	(630) 848-1342 (fax)
RLashley@PLCapitalLLC.com	JPalmer@PLCapitalLLC.com

Important Information

PL Capital, LLC and its affiliates identified below (the “PL Capital Group”) filed their definitive proxy statement and form of WHITE proxy card with the Securities and Exchange Commission (“SEC”) on March 22, 2010 in connection with the solicitation by the PL Capital Group of proxies to be voted in favor of the PL Capital Group’s director nominee, John W. Palmer (the “PL Capital Nominee”), at CFS Bancorp, Inc.’s 2010 Annual Meeting of Shareholders. Shareholders are urged to read the PL Capital Group’s definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Information Regarding Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from CFS Bancorp Inc.’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; Robin Lashley; PL Capital Defined Benefit Plan; John W. Palmer; Irving A. Smokler; and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by the PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.